UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Potts, Charles F.

   Tower Place - Suite 600
   3340 Peachtree Road
   Atlanta, Georgia  30326
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   January 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |1-14-9|M   | |1,000             |A  |$33.375    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|F(1)| |759               |D  |$44.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|F(2)| |101               |D  |$44.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|S   | |140               |D  |$44.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|M   | |4,000             |A  |$30.75     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|F(1)| |2,795             |D  |$44.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|F(2)| |488               |D  |$44.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|S   | |717               |D  |$44.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|M   | |10,000            |A  |$23.875    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|F(1)| |5,426             |D  |$44.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|F(2)| |1,621             |D  |$44.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-14-9|S   | |1,953             |D  |$44.00     |1,000              |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |4,736 (3)          |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |1,208 (4)          |I     |By Trustee                 |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock Units (5)|1-for-1 |12-31|A   |V|461        |A  |     |     |Common Stock|461    |39.567-|7,683       |D  |            |
                      |        |-96  |    | |           |   |     |     |            |       |44     |            |   |            |
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Option (6)            |33.375  |1-14-|M   | |1          |D  |9-17-|10-17|Common Stock|500    |       |0           |   |            |
                      |        |97   |    | |           |   |88   |-97  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |33.375  |1-14-|M   | |1          |D  |9-17-|10-17|Common Stock|250    |       |0           |   |            |
                      |        |97   |    | |           |   |89   |-97  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |33.375  |1-14-|M   | |1          |D  |9-17-|10-17|Common Stock|250    |       |0           |   |            |
                      |        |97   |    | |           |   |90   |-97  |            |       |       |            |   |            |
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Option (6)            |35.625  |     |    | |           |   |9-15-|10-15|Common Stock|750    |       |750         |D  |            |
                      |        |     |    | |           |   |89   |-98  |            |       |       |            |   |            |
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                      |35.625  |     |    | |           |   |9-15-|10-15|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |90   |-98  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |35.625  |     |    | |           |   |9-15-|10-15|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |91   |-98  |            |       |       |            |   |            |
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Option (7)            |41.00   |     |    | |           |   |9-21-|10-21|Common Stock|750    |       |750         |D  |            |
                      |        |     |    | |           |   |90   |-99  |            |       |       |            |   |            |
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                      |41.00   |     |    | |           |   |9-21-|10-21|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |91   |-99  |            |       |       |            |   |            |
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                      |41.00   |     |    | |           |   |9-21-|10-21|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |92   |-99  |            |       |       |            |   |            |
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Option (7)            |30.75   |1-14-|M   | |1          |D  |9-20-|10-20|Common Stock|2,000  |       |0           |   |            |
                      |        |97   |    | |           |   |91   |-00  |            |       |       |            |   |            |
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                      |30.75   |1-14-|M   | |1          |D  |9-20-|10-20|Common Stock|1,000  |       |0           |   |            |
                      |        |97   |    | |           |   |92   |-00  |            |       |       |            |   |            |
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                      |30.75   |1-14-|M   | |1          |D  |9-20-|10-20|Common Stock|1,000  |       |0           |   |            |
                      |        |97   |    | |           |   |93   |-00  |            |       |       |            |   |            |
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Option (7)            |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |92   |-01  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |93   |-01  |            |       |       |            |   |            |
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                      |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |94   |-01  |            |       |       |            |   |            |
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Option (7)            |23.875  |1-14-|M   | |1          |D  |9-21-|10-21|Common Stock|5,000  |       |0           |   |            |
                      |        |97   |    | |           |   |93   |-02  |            |       |       |            |   |            |
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                      |23.875  |1-14-|M   | |1          |D  |9-21-|10-21|Common Stock|2,500  |       |0           |   |            |
                      |        |97   |    | |           |   |94   |-02  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |23.875  |1-14-|M   | |1          |D  |9-21-|10-21|Common Stock|2,500  |       |0           |   |            |
                      |        |97   |    | |           |   |95   |-02  |            |       |       |            |   |            |
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Option (7)            |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |94   |-03  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |95   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |96   |-03  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (8)            |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |95   |-04  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |96   |-04  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |97   |-04  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (8)            |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |96   |-05  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |97   |-05  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |98   |-05  |            |       |       |            |   |            |
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Option (8)            |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |97   |-06  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |98   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |99   |-06  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Shares used to satisfy option exercise price.
2. Withholding of shares to satisfy tax withholding obligation.
3. Shares accrued for my account under Ashland's Leveraged Employee Stock Ownership Plan as of 3-31-96, the date of the final allocation to this account.
4. Based on Employee Savings Plan information as of 1-27-97, the latest date for which such information is reasonably available, and includes transactions occurring on or after 11-20-96.
5. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 12-31-96 and includes transactions occurring on or after 11-12-96, payable in cash or stock upon termination of service and exempt under Rule 16b-3(d).
6. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Amended Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
7. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
8. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993
Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
SIGNATURE OF REPORTING PERSON
Charles F. Potts
DATE
February 4, 1997